Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Cooper Companies, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑22417, 333-25051, 333-27639, 333-40431, 333-80795, 333-34206, 333-48152, and 333-108066) on Form S-3 and registration statements (Nos. 333-10977, 333-58839, 333-67954, 333-101366, 333-104346, 333-115520, 333-133719, 333-133720, 333-143338, 333-158892, 333-174682, 333-233577, and 333-237505) on Form S-8 of The Cooper Companies, Inc. (the Company) of our report dated December 11, 2020, with respect to the consolidated balance sheets of the Company as of October 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended October 31, 2020, and the related notes and financial statement Schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of October 31, 2020, which report appears in the October 31, 2020 Annual Report on Form 10‑K of the Company.
Our report refers to a change in the method of accounting for leases as of November 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Francisco, California
December 11, 2020